UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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PRIMO WATER CORPORATION
(Name of Registrant as Specified in Its Charter)

LEGION PARTNERS HOLDINGS, LLC

LEGION PARTNERS, L.P. I

LEGION PARTNERS, L.P. II

LEGION PARTNERS, LLC

LEGION PARTNERS ASSET MANAGEMENT, LLC

CHRISTOPHER S. KIPER

RAYMOND T. WHITE

TIMOTHY P. HASARA

HENRIK JELERT

DEREK R. LEWIS

LORI T. MARCUS

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion Partners Holdings”), together with the other participants named herein (collectively, “Legion”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual and special meeting of shareowners (the “Annual and Special Meeting”) of Primo Water Corporation, a corporation continued under the laws of the Province of Ontario (the “Company”).

Item 1: On April 6, 2023, Legion issued the following press release:

Legion Partners Releases Presentation Outlining Case for Change at Primo Water Corporation

Details Primo’s History of Long-Term Share Price Underperformance, Weak Return on Capital and Inability to Grow Customers in an Expanding Consumer Market

Contends Lack of Progress is Symptomatic of a Stale and Insular Board that Lacks the Necessary Skillsets to Drive Improved Performance

Urges Fellow Shareowners to Vote on the WHITE Universal Proxy Card Today to Elect Legion Partners’ Highly-Qualified Director Candidates

LOS ANGELES – April 6, 2023 – Legion Partners Asset Management, LLC (together with its affiliates, “Legion Partners” or “we”), which collectively with the other participants in its solicitation beneficially owns approximately 1.5% of the outstanding common shares of Primo Water Corporation (TSX/NYSE: PRMW) (“Primo” or the “Company”), today released an investor presentation detailing its case for change at the Company.

Legion Partners encourages shareowners to vote on the WHITE universal proxy card today for its director nominees, Timothy Hasara and Derek Lewis, and against Proposal 5, which seeks to approve unfriendly shareowner amendments to the Company’s advance notice bylaws. Shareowners can visit www.PurifyThePrimoBoard.com for more information.

The presentation underscores the urgent need for change to Primo’s Board of Directors (the “Board”) by highlighting the Company’s:

•	Chronic Underperformance – Primo’s total shareholder returns (“TSR”) have underperformed over various time periods relative to its peer groups and relevant indices. Legion Partners believes these poor returns have been driven by operational failures and a resulting lack of credibility with investors and the sell-side community.

•	Stale and Insular Board – The directors that exert the most influence and bear the most responsibility for Primo’s underperformance are Jeremy Fowden and Billy Prim, former CEOs of the Company and Legacy Primo, respectively, and two former significant investors in the Company from Crescendo Partners, L.P., Eric Rosenfeld and Gregory Monahan. This core four has an average tenure of 16 years (when including Mr. Prim’s 18-year tenure on Legacy Primo’s Board) and has overseen years of stagnation at the Company – and Legacy Primo. We believe the performance and value of Primo will continue to be constrained under their leadership. Legion Partners encourages shareowners not to vote for any of these four over-tenured directors.

•	Insufficient Refreshment – Primo’s recent additions to the Board have not been enough. The Board does not possess the relevant skillsets to improve performance given the Company’s newly stated direction as a pure-play water business. Most glaringly, the recent replacement of one retiring director was inadequate given the new director’s checkered past at Aramark (NYSE: ARMK).

•	A History of Failed Execution – The current Board has proven itself incapable of effectively competing in the water business, and there is reason to doubt that the new strategy will reverse this trend. Primo has executed more than 70 acquisitions since 2018, valued at more than $200 million. Despite these acquisitions, Primo has a net organic customer loss. Notably, Primo’s return on invested capital has not once exceeded its weighted average cost of capital, which is estimated at 7%.

•	Legion Partners’ Nominees: Fresh Perspectives with the Right Skills – Legion Partners’ two highly-qualified, independent director nominees – Timothy Hasara and Derek Lewis – possess the right beverage industry operating experience, capital markets expertise and corporate governance acumen to immediately help unlock Primo’s full value.

Legion Partners has nominated two other highly-qualified directors who are ready to serve given the opportunity – Henrik Jelert and Lori T. Marcus – for election to the Board who possess direct-to-consumer water delivery and digital marketing expertise, which is urgently needed at Primo.

•	Attacks on Shareowner Rights – Primo’s Board has weaponized its bylaws in an attempt to invalidate Legion Partners’ nomination of Mr. Jelert and Ms. Marcus, by implementing new, restrictive provisions that have deprived investors the right to vote for these highly-qualified director candidates. It has also forced Legion Partners to seek legal remedies in the Ontario Superior Court of Justice (the “Court”). The matter is slated to be heard by the Court on May 1, 2023 – just two days prior to Primo’s scheduled Annual and Special Meeting of Shareowners on May 3, 2023. Primo has rejected a request from Legion Partners to delay the meeting until the matter can be resolved.

“We believe Primo’s opportunities in the hydration market have never been stronger – but the right Board is needed to capitalize on that potential. Unfortunately, rather than bringing in the expertise needed for the Company to flourish, Primo’s Board has become a sinecure for ex-CEOs and long-tenured directors who lack the necessary skillset to improve Primo’s performance,” said Chris Kiper and Ted White, Legion Partners’ Managing Directors. “Our nominees will bring the necessary expertise to immediately put Primo on the right path, which we believe could result in a tripling of the share price over the next five years and EBITDA production of $630 million by fiscal 2027. We look forward to continuing to make our case to our fellow shareowners.”

About Legion Partners

Legion Partners is an activist investment manager based in Los Angeles, CA, focused on U.S. small-cap companies. Legion Partners seeks to generate attractive long-term returns employing deep fundamental research, a concentrated portfolio and responsible, collaborative engagement as a catalyst for value creation. Founded in 2012, Legion Partners takes a value-driven approach to managing a high-conviction portfolio on behalf of sophisticated institutional and individual investors. Learn more at www.legionpartners.com.

Contacts

Investors:

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

Media:

Longacre Square Partners

Scott Deveau / Dan Zacchei

PRMW@longacresquare.com

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Item 2: On April 5, 2023, Legion posted the following materials to www.PurifyThePrimoBoard.com: